Exhibit 10.6

PPG INDUSTRIES, INC.

DEFERRED COMPENSATION PLAN

Preamble

The Plan is adopted primarily for the purpose of providing deferred compensation to a select group of management and highly compensated employees.

This PPG Industries, Inc. Deferred Compensation Plan (this “Plan”) is an amendment and restatement of the PPG Industries, Inc. Deferred Compensation Plan as in effect on December 12, 2007 (the “Prior Plan”). Except as otherwise provided herein, this amended and restated Plan applies to deferrals of all compensation that is earned or that becomes vested on or after January 1, 2005 (including any earnings thereon) (except that the Plan was operated in good faith compliance with the requirements of Section 409A of the Internal Revenue Code for periods prior to January 1, 2008). All such deferred compensation shall be paid in accordance with the terms of this amended and restated Plan. The Prior Plan applies to deferrals of all compensation that was earned and vested prior to January 1, 2005 (including any earnings thereon). This amendment and restatement of the Plan is made on December 13, 2023, and is effective as of January 1, 2024, except as otherwise provided.

    Table of Contents

Section	I	Definitions
Section	II	Deferrals
Section	III	Investment Options
Section	IV	Restoration Contribution
Section	V	Withdrawal Provisions
Section	VI	Specific Provisions Related to Benefits
Section	VII	Administration and Claims
Section	VIII	Amendment and Termination
Section	IX	Miscellaneous
Section	X	Change in Control

SECTION I - DEFINITIONS

1.01    Account means all deferred Award amounts, all deferred Salary amounts, all deferred Payments pursuant to the LTIP or Executive Officers’ LTIP, all deferred Omnibus Plan Stock Awards, all Savings Plan Restoration Contributions and all Defined Contribution Retirement Plan Restoration Contributions and earnings on each of the foregoing held at any particular time in the form of Stock Account Shares or Investment Account Shares in a Participant’s account established pursuant to the terms hereof.

1.02    Administrator means an officer or officers of the Company appointed by the Committee, and any person(s) designated by such Administrator to assist in the administration of the Plan.

1.03    Affiliate means any business entity, other than a Subsidiary, in which PPG has an equity interest.

1.04    Annual Plan means the PPG Industries, Inc. Executive Officers’ Annual Incentive Compensation Plan, as amended from time to time.

1.05    Award means a grant to a Participant under the IC Plan, MAP or the Annual Plan, and a Short-Term Cash Incentive Award under Article X of the Omnibus Plan which such person may elect to defer.

1.06    Beneficiary means the person or persons designated by a Participant to receive benefits hereunder following the Participant’s death, in accordance with Section 6.02. For purposes of this Section 1.06, “person or persons” is limited to an individual, a Trustee or a Participant’s estate.

1.07    Board means the Board of Directors of PPG Industries, Inc.

1.08    Code means the Internal Revenue Code of 1986, and amendments thereto.

1.09    Committee means the Officers-Directors Compensation Committee (or any successor) of the Board.

1.10    Company or PPG means PPG Industries, Inc.

1.11    Conversion Formula means, with respect to the cash component of an Award, the number of Stock Account Shares obtained by dividing such Award amount by the closing price as reported on the New York Stock Exchange Composite Tape of PPG Stock on the date payment of the Award is processed.

1.12    Corporation means PPG and any Subsidiary or Affiliate designated by the Administrator to permit such Subsidiary’s or Affiliate’s employees to participate in the Plan, and which, by proper authorization of the board of directors or other governing body of such Subsidiary or Affiliate, elects to participate in the Plan.

1.13    Defined Contribution Plan Restoration Contributions means contributions to a Participant’s Account in accordance with Section 4.02.

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1.14    Disability means a medical or physical impairment that can be expected to result in death or that can be expected to last for a continuous period of not less than 12 months, by reason of which, a Participant has received income replacement benefits for a period of not less than six months under the Corporation’s disability plans, within the meaning of Section 409A of the Code.

1.15    Employee means any full-time or permanent part-time salaried employee (including any officer) of the Corporation.

1.16    ERISA means the Employee Retirement Income Security Act of 1974, as amended.

1.17    Executive Officers’ LTIP means the PPG Industries, Inc Executive Officers’ Long Term Incentive Plan, as amended from time to time.

1.18    IC Plan means the PPG Industries, Inc. Incentive Compensation Plan for Key Employees, as amended from time to time and formerly known as the PPG Industries, Inc. Incentive Compensation and Deferred Income Plan for Key Employees.

1.19    Insider means a Participant who at any time within the prior six (6) months was a person subject to Section 16 of the Securities Act of 1934.

1.20    Investment Account means, for any Participant, one or more recordkeeping accounts the value of which is based on or derived from such investment funds, money market accounts or other investment vehicles as determined by the Committee from time to time and pursuant to which such Participant makes elections pursuant to Section III hereof.

1.21    Investment Account Share means a recordkeeping unit for the appropriate Investment Account, in each case, equal in value to one share or other ownership unit of the investment fund, money market account or other investment vehicle upon which the value of the particular Investment Account is based.

1.22    Key Employee has the meaning assigned to that term under Section 416(i) of the Code (determined without regard to subsection 416(i)(5) thereof). For purposes of Sections 5.02(h) and 5.03(b), a Participant who is a Key Employee for a calendar year shall be treated as a Key Employee during the 12-month period commencing on the first day of the fourth month following the last day of such calendar year.

1.23    LTIP means the PPG Industries, Inc. Long Term Incentive Plan, as amended from time to time.

1.24    MAP means the PPG Industries, Inc. Management Award and Deferred Income Plan, as amended from time to time and formerly known as the PPG Industries, Inc. Management Award and Deferred Income Plan.

1.25    Omnibus Plan means the PPG Industries, Inc. Omnibus Incentive Plan, as amended from time to time.

1.26    Omnibus Plan Stock Award means an Award (as that term is defined under the Omnibus Plan) other than an Option, Stock Appreciation Right (as those terms are
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defined in the Omnibus Plan) or Short-Term Cash Incentive Award under Article X of the Omnibus Plan, whether settled in cash or in PPG Stock.

1.27    Participant means an Employee who is approved to participate in either the LTIP, the Executive Officers’ LTIP, the IC Plan, MAP, or the Annual Plan or who is eligible to receive an Omnibus Plan Stock Award or Short-Term Cash Incentive Award under Article X of the Omnibus Plan and has made one or more deferral elections pursuant to Section II hereof.

1.28    Payment has the meaning assigned to that term under the LTIP or the Executive Officers’ LTIP, as applicable.

1.29    Plan means this PPG Industries, Inc. Deferred Compensation Plan as amended and restated effective as of January 1, 2024.

1.30    Plan Year means any calendar year.

1.31    PPG Stock means, as of any date, the then issued and outstanding voting common stock of the Company. Shares of PPG Stock issued or transferred in accordance with the terms of the Plan may be either authorized but unissued shares or issued shares acquired by the Company and held in its treasury.

1.32    PPG Stock Account means a record-keeping account maintained for a Participant who elects to defer all or part of an Award, Salary, Payment, or Omnibus Plan Stock Award and/or to maintain all or part of a deferred Award, Salary, Payment, or Omnibus Plan Stock Award in the form of Stock Account Shares.

1.33    PPG Stock Fund means the PPG Stock Account or any other fund or account of any other benefit plan of the Company or a Subsidiary which account or fund is invested in, or valued based upon, PPG Stock.

1.34    Retirement Age means the date on which a Participant is eligible to receive a benefit from a retirement plan sponsored by the Corporation.

1.35    Retirement Date means the first day of the month following a Participant’s termination of employment on or after such Participant’s Retirement Age.

1.36    Salary means a Participant’s monthly base salary from the Corporation (excluding bonuses, commissions and other non-regular forms of compensation) and including payments from the PPG Industries Salary Continuance Plan, before reductions for deferrals under the Plan or under any other Plan sponsored by the Corporation. In the case of Salary continuance, Salary deferral elections shall be applied to the actual amount of Salary continuance being paid. Effective January 1, 2009, any temporary reduction in a Participant’s monthly base salary pursuant to the Fiber Glass business unit temporary salary reduction program shall be disregarded in determining such Participant’s Salary, and such Participant’s Salary shall be determined without regard to such temporary reduction.

1.37    Savings Plan means the PPG Industries Employee Savings Plan, as amended from time to time.

1.38    Savings Plan Restoration Contributions means contributions to a Participant’s Account in accordance with Section 4.01.

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1.39    Stock Account Share means a record-keeping unit which is equivalent to one share of PPG Stock.

1.40    Subsidiary means any corporation of which fifty percent (50%) or more of the outstanding voting stock or voting power is owned, directly or indirectly, by the Company and any partnership or other entity in which the Company has a fifty percent (50%) or more ownership interest.

1.41    Unforeseeable Emergency means a severe financial hardship to a Participant resulting from (i) an illness or accident of such Participant, the Participant’s spouse, the Participant’s Beneficiary, or the Participant’s dependent (as defined in Code Section 152, without regard to subsections 152(b)(1), (b)(2) and (d)(1)(B)), (ii) loss of the Participant’s property due to casualty (including the need to rebuild a home following damage to a home not otherwise covered by insurance, for example, not as a result of a natural disaster), or (iii) other similar extraordinary and unforeseeable circumstances arising as a result of events beyond the control of the Participant, to the extent that such financial hardship is not or may not be relieved through reimbursement or compensation from insurance or otherwise, by liquidation of the Participant’s assets (to the extent the liquidation of such assets would not cause severe financial hardship), or by cessation of deferrals of Salary, Awards or Payments.

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SECTION II - DEFERRALS

2.01    Deferral of Salary

(a)    Prior to the beginning of each Plan Year, a Participant may, in accordance with procedures established from time to time by the Administrator, elect to defer a percentage, in whole percentages only, of his/her Salary for services performed for such Plan Year as follows:

                Minimum Deferral    Maximum Deferral

                     1%            50%

(b)    Elections made pursuant to Section 2.01 shall remain in effect until (i) the last day of the Plan Year to which such election applies, or (ii) in the discretion of the Administrator, terminated or modified pursuant to a new election filed by a Participant in accordance with the requirements of Section 2.01(a) and Section 2.01(c). Notwithstanding the foregoing, a Participant may elect to cancel a deferral election (i) upon an Unforeseeable Emergency, or (ii) pursuant to the Participant’s Disability, provided that such cancellation election is made by the later of December 31 of the Plan Year in which the Disability occurs or the 15th day of the third month following the date of the Disability.

(c)    Except as provided by Section 2.05, any election filed by a Participant pursuant to Section 2.01(a), including any election to terminate or modify an election, must be received by the Administrator on or before the last business day of the Plan Year prior to the Plan Year in which such election is to become effective. Deferred Salary shall be credited to the Participant’s Account on the last day of the month in which the deferral is made.

(d)    The number of Stock Account Shares credited to the PPG Stock Account shall be determined by the closing price as reported on the New York Stock Exchange Composite Tape for PPG Stock on the last business day of the month in which the deferral is made.

(e)    The number of Investment Account Shares credited to the appropriate Investment Account shall be determined by the closing market price for shares of the mutual fund on which the value of the Investment Account is based on the last business day of the month in which the deferral is made.

(f)    Notwithstanding any other provision of this Section 2.01, a Participant may file a new deferral election with respect to Salary for services performed during the 2005 Plan Year no later than March 15, 2005 (and any such new election filed between January 1, 2005 and March 15, 2005 shall replace any election filed on or before December 31, 2004) that (i) increases the deferral of Salary earned on or after April 1, 2005, or (ii) cancels all deferral elections with respect to Salary earned from January 1, 2005 through April 15, 2005. In the event of a cancellation of a deferral election pursuant to clause (ii) above, the amount deferred prior to the filing of such election, adjusted for earning or losses, shall be paid to such
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Participant as soon as practicable after the election is filed, but in no event later than December 31, 2005.

2.02    Deferral of Awards

    (a)    Prior to the beginning of the Plan Year, a Participant may, in accordance with procedures established from time to time by the Administrator, elect to defer a percentage, in whole percentages only and no less than 10%, of his/her Award granted for such Plan Year. Elections made pursuant to Section 2.02 shall be effective (i) with respect to Awards earned during the Plan Year to which such election applies, or (ii) in the discretion of the Administrator, with respect to Awards earned in subsequent Plan Years until terminated or modified pursuant to a new election filed by a Participant in accordance with the requirements of Section 2.02(a) and Section 2.02(b).

    (b)    Except as otherwise provided in Section 2.05, any election filed by a Participant pursuant to Section 2.02(a), including any election to terminate or modify an election, must be received by the Administrator on or before the last business day of the Plan Year prior to the Plan Year in which such election is to become effective. Notwithstanding the foregoing, a Participant may elect to cancel a deferral election (i) upon an Unforeseeable Emergency, or (ii) pursuant to the Participant’s Disability, provided that such cancellation election is made by the later of December 31 of the Plan Year in which the Disability occurs or the 15th day of the third month following the date of Disability.

    (c)    Except as provided by Section 2.05, any election filed by a Participant pursuant to Section 2.02(a), including any election to terminate or modify an election, must be received by the Administrator on or before the last business day of the Plan Year prior to the Plan Year in which such election is to become effective. Notwithstanding the foregoing, a Participant may elect to cancel a deferral election (i) upon an Unforeseeable Emergency, or (ii) pursuant to the Participant’s Disability, provided that such cancellation election is made by the later of December 31 of the Plan Year in which the Disability occurs or the 15th day of the third month following the date of the Disability.

    (d)    In accordance with the provisions of this Section 2.02, the value of:

        (1)    that portion of the cash component of an Award which the Participant elects to defer and has designated in accordance with Section 3.01 to the PPG Stock Account; and/or

        (2)    the stock component of a deferred Award

        shall be credited to the PPG Stock Account in the Participant’s Account on the day such deferral would otherwise have been paid to the Participant.

    (e)    (1)    Share-based Awards credited to the PPG Stock Account shall be credited in the form of Stock Account Shares and cash Awards credited to the PPG Stock Account shall be credited in the form of whole and fractional Stock Account Shares, the number of which will be determined according to the Conversion Formula.
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        (2)    Cash-based Awards credited to the Investment Account(s) shall be credited in the form of Investment Account Shares, the number of which will be determined according to the most recent closing market value of the appropriate Investment Account Shares as of the date credited to the Participant’s Investment Account(s).

    (f)    Notwithstanding any other provision of this Section 2.02, at any time on or before March 15, 2005, a Participant may cancel any prior deferral election for Awards that were earned in 2004.

2.03    Deferral of Payment under the LTIP and the Executive Officers’ LTIP and Deferral of Omnibus Plan Stock Award

    (a)    A participant who is entitled to receive a Payment under the terms of the LTIP or the Executive Officers’ LTIP, or an Omnibus Plan Stock Award under the Omnibus Plan may elect to defer receipt of such Payment, or Omnibus Plan Stock Award in accordance with this Section 2.03.

    (b)    A Participant may elect to defer either 25%, 50%, 75% or 100% of his/her Payment or Omnibus Plan Stock Award. Any balance that is not deferred in accordance with this Section 2.03 shall be paid to the Participant as provided in the LTIP, the Executive Officers’ LTIP, or the Omnibus Plan, as applicable.

    (c)    Except as otherwise provided in Section 2.05, all elections with respect to a Payment or Omnibus Plan Stock Award pursuant to this Section 2.03 must be filed no later than (i) if such Payment or Omnibus Plan Stock Award meets the requirements for performance-based compensation with the meaning of Treasury Regulation Section 1.409A-1(e), the last day of the year prior to the last year of the period of service with respect to which the Payment or Omnibus Plan Stock Award is made, or (ii) if such Payment or Omnibus Plan Stock Award does not meet the requirements for performance-based compensation within the meaning of Treasury Regulation Section 1.409A-1(e), the last day of the year prior to the first year of the period of service with respect to which the Payment or Omnibus Plan Stock Award is made , and, in either case, such election shall become irrevocable as of the first day of the last year of such period or the first year of such period, as applicable. Notwithstanding the foregoing, in the case of an election with respect to a Payment or Omnibus Plan Stock Award that constitutes performance-based compensation with the meaning of Treasury Regulation Section 1.409A-1(e), no election to defer a Payment or Omnibus Plan Stock Award may be made after such Payment or Omnibus Plan Stock Award becomes readily ascertainable and the Participant must be continuously employed from the later of the beginning of the performance period with respect to which the Payment or Omnibus Plan Stock Award is made or the date the performance criteria applicable to such Payment or Omnibus Plan Stock Award are established, to the date of the election under this Section 2.03.

        The Administrator may, in its discretion, adopt a procedure, pursuant to which an election made by a Participant with respect to a Payment or an Omnibus Plan Stock Award will continue in effect with respect subsequent Payments or Omnibus Plan Stock Awards unless and until
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modified by such Participant. In such event, any election filed by a Participant to terminate or modify an election with respect to a Payment or an Omnibus Plan Stock Award must be received by the Administrator on or before the election deadline set forth above with respect to such Payment or Omnibus Plan Stock Award.

    (d)    In accordance with the provisions of Sections 2.03(a), (b) and (c) above, the value of that portion of the cash component of a Payment or Omnibus Plan Stock Award which the Participant elects to defer under this Plan and has designated to one or more of the Investment Accounts in accordance with Section 3.01 shall be credited to such Investment Account(s) on the day such deferral would otherwise have been paid to the Participant.

    (e)    In accordance with the provisions of this Section 2.03, the value of:

        (1)    that portion of the cash component of a Payment or Omnibus Plan Stock Award which the Participant elects to defer and has designated in accordance with Section 3.01 to the PPG Stock Account; and/or

        (2)    the stock component of a deferred Payment or Omnibus Plan Stock Award shall be credited to the PPG Stock Account in the Participant’s Account on the day such deferral would otherwise have been paid to the Participant.

    (f)    (1)    Share-based portions of Payments and Omnibus Plan Stock Awards credited to the PPG Stock Account shall be credited in the form of Stock Account Shares and cash-based portions of Payments and Omnibus Plan Stock Awards credited to the PPG Stock Account shall be credited in the form of whole and fractional Stock Account Shares, the number of which will be determined according to the Conversion Formula.

(2)    Cash-based portions of Payments and Omnibus Plan Stock Awards credited to the Investment Account(s) shall be credited in the form of Investment Account Shares, the number of which will be determined according to the most recent closing market value of the appropriate Investment Account Shares as of the date credited to the Participant’s Investment Account(s).

2.04    Dividend Equivalents under the LTIP, the Executive Officers’ LTIP or the Omnibus Plan

    (a)    Dividend Equivalents credited to a Participant in accordance with the LTIP, the Executive Officers’ LTIP or, with respect to Omnibus Plan Stock Awards, the Omnibus Plan, shall be credited to such Participant’s PPG Stock Account in the form of Stock Account Shares or to such Participant’s Other Investment Account(s), as designated by the Participant in accordance with Section 3.01.

    (b)    The number of Stock Account Shares, if any, credited to the PPG Stock Account pursuant to Section 2.04(a) above shall be determined on the basis of the closing price as reported on the New York Stock Exchange
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Composite Tape of PPG Stock for the day on which the corresponding dividend is paid on PPG Stock.

    (c)    Dividend Equivalents credited to the Investment Account(s) shall be credited in the form of Investment Account Shares in the same manner as cash Awards are credited to Investment Account(s).

2.05    New Participants

(a)    Notwithstanding any other provision of this Plan to the contrary, in the case of the first year a Participant becomes eligible to participate in the Plan, such Participant’s election to defer Salary, may be made within thirty days after the date the Participant becomes eligible to participate in the Plan. Such election shall be effective the first day of the month following such thirty day period.

(b)    If a Participant first becomes eligible to participate in the Plan prior to June 1 of a calendar year, such Participant may file an election to defer an Award or a Payment for such year no later than June 30 of such year provided that such Award or Payment constitutes performance-based compensation within the meaning of Treasury Regulation Section 1.409A-1(e) (or any successor regulation) and, otherwise, shall not be permitted to file an election to defer such an Award or Payment.

(c)    If a Participant first becomes eligible to participate in the plan on or after June 1 of a calendar year, such Participant may not file an election to defer an Award or a Payment for such year.  For purposes of this Section 2.05, the date on which a Participant first becomes eligible to participate in the Plan is the date on which such Participant is notified of his or her eligibility.

2.06     Vesting

(a)    All amounts credited to a Participant’s Account shall be 100% vested at all times, except to the extent provided in Section 5.03(c).

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SECTION III - INVESTMENT OPTIONS

3.01    Investment Election

    (a)    Participants must file an election with the Administrator designating the investment election for any cash amounts or Dividend Equivalents from the LTIP, the Executive Officers’ LTIP or the Omnibus Plan being credited to the Plan, the deferred cash portion of any Award, and deferred Salary. If a Participant does not provide an investment election to the Administrator in accordance with this Section 3.01, such Participant shall be deemed to have filed an election to have elected all amounts to be deemed invested in such Investment Account as the Committee shall determine from time to time.

    (b)    Any election filed by a Participant under Section 3.01(a) above shall remain in effect unless and until the Participant files a new election with the Administrator.

    (c)    Elections filed in accordance with this Section 3.01 must be filed in accordance with the procedure established by the Administrator.

    (d)    An Insider may not elect to have any portion of his or her Account invested in the PPG Stock Fund

3.02    Investment Accounts

    Amounts credited to the Investment Accounts shall be credited in the form of whole and fractional Investment Account Shares.

3.03    PPG Stock Account

    (a)    Amounts credited to the PPG Stock Account shall be credited in the form of whole and fractional Stock Account Shares.

    (b)    Participants shall not receive cash dividends or have voting or other shareholders’ rights as to Stock Account Shares; however, Stock Account Shares shall accrue whole and fractional dividend equivalents, in the form of additional Stock Account Shares, on the basis of the closing price as reported on the New York Stock Exchange Composite Tape for PPG Stock for the day on which the dividend with respect to which such dividend equivalent is credited is paid, based on the number of whole and fractional Stock Account Shares in the PPG Stock Account on the record date.

3.04    Transfers

    (a)    Subject to paragraph (b) below, a Participant who has a balance in the Investment Accounts may elect to transfer any amounts between/among the Investment Accounts or into the PPG Stock Account. Such transfers shall be subject to the following:

    (1)    Participants must file a transfer request with the Administrator in accordance with the procedure established by the Administrator.
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    (2)    (A)    For transfers into the PPG Stock Account, the number and value of whole and fractional Stock Account Shares shall be determined by the closing price as reported on the New York Stock Exchange Composite Tape of PPG Stock on the last business day of the month in which the election is received by the Administrator.

        (B)    For transfers into and out of any of the Investment Accounts, the number and value of whole and fractional Investment Account Shares shall be determined by the closing price of the appropriate Investment Account Share on the date of such transfer.

    (3)    No transfers may be made out of the PPG Stock Account at any time.

    (b)    Insiders are prohibited from making any transfer into the PPG Stock Fund.

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SECTION IV - RESTORATION CONTRIBUTIONS

4.01    Savings Plan Restoration Contributions

    (a)    Savings Plan Restoration Contributions will be credited to the accounts of Participants in the manner set forth in Section 4.01(b). The amount with respect to which Stock Account Shares are credited to a Participant’s PPG Stock Account for a month pursuant to Section 4.01(b) shall be an amount equal to the difference between (1) and (2) below, but no greater than the amount of such Participant’s deferred Salary under this Plan for such month:

        (1)    The amount of Company matching contributions that would have been credited to such Participant’s account under the Savings Plan for such month (i) without regard to the limitations of Section 401(a)(17) of the Code, (ii) by including the Participant’s Salary deferral amounts pursuant to Section 2.01 of this Plan in the determination of such Participant’s eligible earnings for such month, and (iii) had the Participant made Savings and/or Elective Deferral contributions (as those terms are defined in the Savings Plan) to the Savings Plan in the amounts necessary to receive the maximum matching contributions under the Savings Plan for such month.

        (2)    The amount of Company matching contributions that would have been actually credited to such Participant’s account under the Savings Plan for such month had such Participant made Savings and/or Elective Deferral contributions to the Savings Plan in the amounts necessary to receive the maximum matching contributions under the Savings Plan for such month.

    (b)    Savings Plan Restoration Contributions for a month shall be credited to the Participant’s PPG Stock Account in the form of Stock Account Shares at the same time as the associated matching contributions for such month under the Savings Plan are contributed to the Savings Plan. The number of whole and fractional Stock Account Shares shall be determined by using the closing price as reported on the New York Stock Exchange Composite Tape for PPG Stock on the last business day of the month in which such Restoration Contributions are made, and shall be credited to the Participant’s Account as of such day.

(c)     Savings Plan Restoration Contributions may not be transferred from the PPG Stock Account.

(d)    If a Participant’s Eligible Monthly Salary (as that term is defined in the Savings Plan) for any month during 2020 was reduced by reason of the Corporation’s temporary salary reduction program, the amount of Savings Plan Restoration Contributions for such Participant for such month shall be determined by treating such Participant as if his or her Eligible Monthly Salary for such month was the amount of the Participant’s Eligible Monthly Salary for the month immediately prior to such reduction.
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4.02    Defined Contribution Retirement Plan Restoration Contributions

    (a)    Effective January 1, 2006, Defined Contribution Retirement Plan Restoration Contributions will be credited to the Accounts of Participants on an annual basis after the end of each Plan Year. The amount credited to a Participant’s Account for a Plan Year shall be an amount equal to the difference between (1) and (2) below:

        (1)    The amount of employer contributions that would have been credited to such Participant’s account under the PPG Industries, Inc. Defined Contribution Retirement Plan for such Plan Year determined (A) without regard to the limitations of Sections 401(a)(17) and 415 of the Code, and (B) by including bonus awards under the terms of the PPG Industries, Inc. Management Award Plan, Incentive Compensation Bonuses, Executive Officers Incentive Compensation and other compensation amounts to the extent otherwise excluded from the definition of “Eligible Compensation” under the PPG Industries, Inc. Defined Contribution Retirement Plan for purposes of determining allocations thereunder for such Plan Year.

        (2)    The amount of employer contributions actually credited to such Participant’s account under the PPG Industries, Inc. Defined Contribution Retirement Plan for such Plan Year.

    (b)    Defined Contribution Plan Restoration Contributions shall be credited to the Investment Accounts in the same manner as cash amounts invested pursuant to Section 3.

(c)    If a Participant’s Eligible Compensation (as that term is defined in the Savings Plan) for any month during 2020 was reduced by reason of the Corporation’s temporary salary reduction program, the amount of Defined Contribution Plan Restoration Contributions for such Participant for the 2020 calendar year shall be determined by treating such Participant as if his or Eligible Compensation for each such month was the amount of the Participant’s Eligible Compensation for the month immediately prior to such reduction.

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SECTION V - WITHDRAWAL PROVISIONS

5.01    Scheduled In-Service Withdrawals

    (a)    Except as otherwise provided in this Section V, payment of any amount designated by a Participant for in-service withdrawal, in accordance with the provisions of Section 5.01(b) below, shall be made to the Participant in a lump sum as of the first day of the quarter/year specified by the Participant.

    (b)    A Participant may designate for in-service withdrawal the cash portion of an Award that the Participant has elected to defer pursuant to Section 2.02 as follows:

        (1)    At the time an election is made to defer all or a portion of the cash component of an Award pursuant to Section 2.02, a Participant may designate all or a portion of the cash component of such deferred amount, including any earnings thereon, to be paid on the first day of a specified quarter/year. Effective with respect to Awards granted and earned after December 31, 2023, a Participant may designate all of the cash portion of such deferred amount, including any earnings thereon, to be paid on the first day of a specified quarter/year and a Participant shall not be entitled to designate only a portion of such amount for in-service withdrawal.

        (2)    Withdrawal elections made pursuant to this Section 5.01 may not specify a year which is any sooner than the fourth Plan Year after the Plan Year in which the deferred amount is credited to the Participant’s Account.

        (3)    Any amount subject to withdrawal pursuant to this Section 5.01 must be invested in the Investment Account. Effective January 1, 2024, the immediately preceding sentence shall apply only to Insiders.

        (4)    Any election made in accordance with this subsection 5.01(b) shall be irrevocable.

    (c)    An election under this Section 5.01 shall become null and void upon the payment or commencement of payment of benefits under Section 5.02, 5.03, 5.04 or 5.05.

5.02    Withdrawals at/after a Participant’s Retirement Date

    (a)    In the event of a Participant’s termination of employment on or after the date of such Participant’s Retirement Age, such Participant’s Account shall be paid in accordance with this Section 5.02.

    (b)    A Participant may elect a payment schedule applicable to his/her Account provided such election is filed with the Administrator at the time the Participant files his or her initial deferral election pursuant to Section 2.01, 2.02 or 2.03 of the Plan. Notwithstanding the foregoing, each Participant
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in the Plan who was an active Participant in the Plan on January 1, 2005, must file such election no later than June 30, 2005.

    (c)    Participants may elect:

        (1)    One lump-sum payment; or

        (2)    Quarterly or annual installments - to be made over a period of years, up to a maximum period of 15 years.

    (d)    Subject to the provisions of this paragraph (d), a Participant may delay the first payment for a period up to five years following his/her Retirement Date; provided, however, that, in all cases, payments must begin no later than the year in which the Participant’s 75th birthday occurs for Participants who retire prior to their 75th birthday; or no later than the Participant’s Retirement Date for Participants who retire on or after their 75th birthday. Any election pursuant to this Section 5.02(d) shall be filed with and at the time of the election described in Section 5.02(b).

    (e)    The payment schedule elected by the Participant shall apply to his/her entire Account, except as provided in subsection (j) below. Participants may designate the first day of the quarter for the commencement of the payment schedule on an annual or quarterly basis.

        Each installment payment shall be calculated by dividing the Participant’s then current Account balance by the remaining number of installments (e.g.: Ten annual installments shall be paid: 1st installment = 1/10 of Account balance at time of payment; 2nd installment = 1/9 of Account balance at time of payment; 3rd installment = 1/8 of Account balance at time of payment, etc.). If the installment payment is to be in the form of PPG Stock, such distribution shall be made in whole shares and cash equal to any fractional share.

    (f)    In the event a Participant fails to file a payment schedule election with the Administrator at the time described in Section 5.02(b), his/her Account shall be paid in one lump sum on the later of (i) the first day of the first quarter of a Plan Year that is six months and ten days following such Retirement Date or (ii) January 1 of the year following such Retirement Date.

    (g)    A Participant who has filed a payment election in accordance with this Section 5.02 may, at any time thereafter, file a subsequent election that specifies another form or time of payout, provided that:

        (1)    Any subsequent election filed less than 12 months prior to the date on which payment of the Participant’s Account would otherwise have commenced or been made shall be disregarded, null and void;

(2)    The date on which payment of the Participant’s Account will be made or commence under such subsequent election must be (i) at least five years later than the date on which such payment would otherwise have been made under such Participant’s original election, and (ii) no later than ten years following his/her
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Retirement Date; provided, however, that in all cases, payments must begin no later than the year in which the Participant’s 75th birthday occurs for Participants who retire prior to their 75th birthday, or no later than the Participant’s Retirement Date for Participant’s who retire on or after their 75th birthday;

(3)    The form and time of payment elected under such subsequent election may not cause any payment to be paid sooner than such    payment would otherwise have been paid under such Participant’s original election; and

(4)    The form of payment must be one permitted under 5.02(c).

For purposes of this Section 5.02(g), an installment form of payment shall be treated as one payment. Accordingly, a Participant may elect to change his or her payment election from an installment form to a lump sum provided that such election is filed at least 12 months prior to the date on which such installment payments are scheduled to commence and provided that the lump sum is paid no earlier than the fifth anniversary of the date on which such installments were scheduled to commence.

    (h)    Notwithstanding any other provision of this Section 5.02, no amount shall be payable under this Section 5.02 earlier than (i) in the case of a Participant who is a Key Employee, the first day of the seventh month following the date of such Key Employee’s Separation from Service with the Corporation (as that term is defined in Section 409A of the Code and the regulations thereunder), and (ii) in the case of a Participant who is a non-Key Employee, the date of such non-Key Employee’s Separation from Service with the Corporation. In the event the provisions of this Section 5.02 would otherwise require that a payment be made to a Participant prior to the date specified in clause (i) or (ii) above, as applicable, such payment shall be postponed and made on the date specified in clause (i) or (ii), as applicable.

(i)    Notwithstanding any other provision of this Section 5.02 (other than subsection (j) below), all amounts credited to the Account of a Participant that are attributable to Defined Contribution Retirement Plan Restoration Contributions credited pursuant to Section 4.02(a) and investments credits thereon pursuant to Section 4.02(b) shall be paid in a lump sum on the date that is the later of (i) the first day of the first quarter of a Plan Year that is six months and 10 days following such Participant’s Retirement Date or (ii) January 1 of the year following such Retirement Date.

(j)    Notwithstanding any other provision of this Section 5.02, if, at the time the Participant’s payments commence under this Section 5.02, the Participant’s Account balance is $2,000 or less, such Participant’s Account shall be paid in a lump sum on such date and the Participant’s form of payment election shall be disregarded, null and void.

5.03    Withdrawals Following Termination

(a)    In the event of a Participant’s termination of employment prior to the Participant’s Retirement Age, such Participant’s Account shall be paid in a lump sum on the date that is the later of (i) the first day of the first quarter of a Plan Year that is six
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months and 10 days following such termination of employment or (ii) January 1 of the year following such termination of employment.

(b)    Notwithstanding any other provision of this Section 5.03, no amount shall be payable under this Section 5.03 earlier than (i) in the case of a Participant who is a Key Employee, the first day of the seventh month following the date of such Key Employee’s Separation from Service with the Corporation (as that term is defined in Section 409A of the Code), and (ii) in the case of a Participant who is a non-Key Employee, the date of such non-Key Employee’s Separation from Service with the Corporation. In the event the provisions of this Section 5.03 would otherwise require that a payment be made to a Participant prior to the date specified in clause (i) or (ii) above, as applicable, such payment shall be postponed and made on the date specified in clause (i) or (ii), as applicable.

(c)    Notwithstanding any other provision of the Plan, the portion of a Participant’s Account that is attributable to Defined Contribution Retirement Plan Restoration Contributions (including any earnings and losses thereon) shall be paid to a Participant pursuant to this Section 5.03 only if, at the time of such Participant’s termination of employment, such Participant is a Vested Participant as that term is defined under the PPG Industries, Inc. Defined Contribution Retirement Plan. The Account of a Participant who is not a Vested Participant shall be forfeited at the same time as such Participant’s account under the PPG Industries, Inc. Defined Contribution Retirement Plan is forfeited. If such Participant is later rehired, such Participant’s Account shall be restored to the same extent that such Participant’s account under the PPG Industries, Inc. Defined Contribution Retirement Plan is restored.

5.04    Withdrawals in the event of Disability

    (a)    In the event a Participant’s Disability, such Participant’s Account shall be paid in a lump sum on the date that is the later of (i) the first day of the first quarter of a Plan Year that is six months and 10 days following the date on which such Participant is determined to be Disabled, or (ii) January 1 of the year following the year in which such Participant is determined to be Disabled.

5.05    Withdrawals Following a Participant’s Death

    (a)    In the event of a Participant’s death, the Participant’s entire Account shall be paid to the Participant’s Beneficiary in a lump sum as soon as practicable following the Participant’s death.

5.06    Withdrawals upon finding of Unforeseeable Emergency

    (a)    Upon a finding that the Participant has suffered an Unforeseeable Emergency, the Administrator may, in his sole discretion, permit the acceleration of a withdrawal under the Plan in an amount reasonably necessary to alleviate the financial hardship giving rise to such Unforeseeable Emergency.

    (b)    The amount paid to a participant pursuant to this Section 5.06 shall not exceed the amount necessary to satisfy such emergency plus amounts
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reasonably necessary to pay any federal, state, local or foreign taxes reasonably anticipated as a result of such payment.

(c)    Notwithstanding the foregoing, no amount attributable to a Participant’s Defined Contribution Retirement Plan Restoration Contributions (including investment credits pursuant to Section 4.02(b)) shall be available for withdrawal pursuant to this Section 5.06.

5.07    Methods of Payment

    (a)    PPG Stock Account

        Any payment from the PPG Stock Account shall be paid in the form of PPG Stock.

        At the time of the final scheduled payment, payments from the PPG Stock Account with respect to remaining fractional shares of PPG Stock shall be converted to and paid in cash.

    (b)    Investment Accounts

        Payments from the Investment Accounts shall be made in cash. The value shall be determined using the value of the closing price of the appropriate Investment Account Shares on the last business day of the month preceding the month in which the distribution is made.

    (c)    All payments to Participants, or their Beneficiaries, shall be made on the first business day of a calendar quarter or as soon as reasonably practicable thereafter.

5.08    Termination of Employment in 2005

    Notwithstanding any other provision of this Plan, if a Participant terminates employment in 2005, all amounts credited to the Account of such Participant shall be paid in a single lump sum cash payment as soon as practicable on or after such termination of employment but no later than December 31, 2005, provided that a Participant who has filed an election under Section 5.02(c) may, in the event of such Participant’s termination of employment on or before December 31, 2005, and on or after such Participant’s Retirement Age, elect to receive payment in accordance with such election in lieu of the payment described in this Section 5.08.

5.09    Payment Delays

Notwithstanding any other provision of this Plan, any payment to a Participant hereunder may, in the discretion of the Administrator, be delayed where (i) the Company reasonably anticipates that the Company’s deduction with respect to such payment would not be permitted due to the application of Section 162(m) of the Code, provided that the payment is made either during the Participant’s first taxable year in which the Company reasonably anticipates, or should reasonably anticipate, that if the payment is made during such year, the deduction of such payment will not be barred by application of Section 162(m) of the Code or during the period beginning with the date of the Participant’s Separation from Service (within the meaning of Section 409A of the Code and the regulations
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thereunder) and ending on the later of the last day of the taxable year of the Company in which the Participant Separates from Service or the 15th day of the third month following the Participant’s Separation from Service and provided, further, that all such payments that could be delayed in accordance with this clause (i) are also so delayed, or (ii) the Company reasonably anticipates that the making of the payment will violate federal securities laws or other applicable law (in which case, such payment shall be made at the earliest date at which the Company reasonably anticipates that the making of the payment will not cause such violation), or (iii) the making of the payment on the date otherwise provided would jeopardize the ability of the Company to continue as a going concern, provided that payment is made during the first taxable year of the Participant in which the making of the payment would not have such effect.

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SECTION VI - SPECIFIC PROVISIONS
RELATED TO BENEFITS

6.01    Nonassignability

    (a)    Except as provided in paragraph (b) below and in Section 6.02, no person shall have any power to encumber, sell, alienate, or otherwise dispose of his/her interest under the Plan prior to actual payment to and receipt thereof by such person; nor shall the Administrator recognize any assignment in derogation of the foregoing. No interest hereunder of any person shall be subject to attachment, execution, garnishment or any other legal, equitable, or other process.

    (b)    Section 6.01(a) above shall not apply to the extent that a Participant’s interest under the Plan is alienated pursuant to a “Qualified Domestic Relations Order” (“QDRO”), as defined in §414(p) of the Code, received by the Administrator prior to January 1, 2011.

        (1)    The Administrator is authorized to adopt such procedural and substantive rules and to take such procedural and substantive actions as the Administrator may deem necessary or advisable to provide for the payment of amounts from the Plan to an Alternate Payee as provided in a QDRO. Such rules and actions shall be consistent with the principal purposes of the Plan.

        (2)    Under no circumstances may the Administrator accept an order as a QDRO following a Participant’s death.

        (3)    An Alternate Payee may not establish an account in the Plan. All amounts taken from a Participant’s Account, as provided in a QDRO, must be distributed as soon as possible following the acceptance of an order as a QDRO.

6.02    Beneficiary Designation

    (a)    The Participant shall have the right, at any time and from time to time, to designate any person(s) as Beneficiary. The designation of a Beneficiary shall be effective on the date it is received by the Administrator, provided the Participant is alive on such date.

    (b)    Each time a Participant submits a new Beneficiary designation form to the Administrator, such designation shall cancel all prior designations.

    (c)    In the case of a Participant who does not have a valid Beneficiary designation on file at the time of his/her death, or in the case the designated Beneficiary predeceases the Participant, the entire balance in the Participant’s Account shall be paid as soon as possible to the Participant’s estate.

    (d)    Any Beneficiary designation with respect to a Participant in effect under the Prior Plan, shall remain in effect under this Plan, until a new Beneficiary designation form is filed in accordance with this Section 6.02.

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6.03    Limited Right to Assets of the Company

    The Benefits paid under the Plan shall be paid from the general funds of the Company, and the Participants and any Beneficiary shall be no more than unsecured general creditors of the Company with no special or prior right to any assets of the Company for payment of any obligations hereunder.

6.04    Protective Provisions

    The Participant or Beneficiary shall cooperate with the Administrator by furnishing any and all information requested by the Administrator in order to facilitate the payment of benefits hereunder. If a Participant refuses to cooperate, he/she may be deemed ineligible to receive a distribution and/or ineligible to continue to actively participate in the Plan.

6.05    Withholding

    The Participant or Beneficiary shall make appropriate arrangements with the Administrator for satisfaction of any federal, state or local income tax withholding requirements and Social Security or other employee tax requirements applicable to the payment of benefits under the Plan. If no other arrangements are made, the Administrator may provide for such withholding and tax payments by any means he deems appropriate, in his sole discretion.

6.06    Forfeiture Provision

(a)    In the event the Company becomes aware that a Participant is engaged or employed as a business owner, employee, or consultant in any activity which is in competition with any line of business of the Corporation, or has engaged in any activity otherwise determined to be detrimental to the Company, the Administrative Subcommittee may apply any diminution or forfeiture of benefits, which is specifically approved by the Administrative Subcommittee.

    For purposes of this Section 6.06, the Administrative Subcommittee shall consist of the senior human resources officer of the Company, PPG’s Director of Payroll and Benefits, and a representative of the Law Department, as appointed by the PPG’s General Counsel, or, if not so appointed, PPG’s General Counsel. The Administrative Subcommittee shall report all of its activities to the Committee.

    (b)    LTIP and Executive Officers’ LTIP

    A Participant may forfeit any or all deferrals of Payments to which the Participant is entitled under the terms of the LTIP or Executive Officers’ LTIP held in his/her Account if the Committee determines that such forfeiture shall occur in accordance with Section 4.04 of the LTIP or Executive Officers’ LTIP, as applicable.

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SECTION VII - ADMINISTRATION AND CLAIMS

7.01    Administration

    (a)    The Administrator shall administer the Plan and interpret, construe and apply its provisions in accordance with its terms. The Administrator shall have the complete authority to:

        (1)    Determine eligibility for benefits;

        (2)    Construe the terms of the Plan; and

        (3)    Control and manage the operation of the Plan.

    (b)    The Administrator shall have the authority to establish rules for the administration and interpretation of the Plan and the transaction of its business. The determination of the Administrator as to any disputed question shall be conclusive.

    (c)    The Administrator may employ counsel and other agents and may procure such clerical, accounting and other services as the Administrator may require in carrying out the provisions of the Plan.

    (d)    The Administrator shall not receive any compensation from the Plan for his services.

    (e)    The Company shall indemnify and save harmless the Administrator against all expenses and liabilities arising out of the Administrator’s service as such, excepting only expenses and liabilities arising from the Administrator’s own gross negligence or willful misconduct, as determined by the Committee.

7.02    Claims

    (a)    General

        Every person receiving or claiming benefits under the Plan shall be conclusively presumed to be mentally and physically competent and of age. If the Administrator determines that such person is mentally or physically incompetent or is a minor, payment shall be made to the legally appointed guardian, conservator, or other person who has been appointed by a court of competent jurisdiction to care for the estate of such person, provided that proper proof of such appointment is furnished in a form and manner suitable to the Administrator. Any payment made under the provisions of this Section 7.02(a) shall be a complete discharge of any liability therefore under the Plan. The Administrator shall not be required to see to the proper application of any such payment.

    (b)    Non-Disability Claims
    Except as provided in Section 7.02(c) below, all claims for benefits under the Plan shall be submitted to, and within 90 days thereafter decided by, in writing, the person designated by the Company (the “Claims Reviewer”)
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acting directly or through such employees of the Company as the Claims Reviewer shall designate. If the Claims Reviewer determines that an extension of time for processing the claim is required, the Claims Reviewer may extend the date by which a decision is required to 180 days after the claim is submitted provided that the Claims Reviewer provides written notice of the extension to the claimant prior to the termination of the initial 90-day period, including the special circumstances requiring an extension of time and the date by which the Claims Reviewer expects to render a decision.
(c)    Disability Claims
    All claims for benefits under the Plan that are based upon the Participant’s Disability (each a “Disability Claim”) shall be submitted to, and within 45 days thereafter decided in writing by, the Claims Reviewer acting directly or through such employees of the Company as the Claims Reviewer shall designate. If the Claims Reviewer determines that an extension of time for processing the Disability Claim is required, the Claims Reviewer may extend the date by which a decision is required to 75 days after the Disability Claim is submitted, provided that the Claims Reviewer provides written notice of the extension to the claimant prior to the termination of the initial 45-day period, including the special circumstances requiring an extension of time and the date by which the Claims Reviewer expects to render a decision. If the Claims Reviewer determines that, due to matters beyond the control of the Plan, a decision on a Disability Claim cannot be rendered within 75 days after the Disability Claim is submitted, the Claims Reviewer may extend the date by which a decision is required to 105 days after the Disability Claim is filed, provided that the Claims Reviewer notifies the claimant, prior to expiration of the 75-day period, of the circumstances requiring the extension and the date as of which the Plan expects to render a decision. In the case of any extension of the 45-day or 75-day review period, the notice of extension shall specifically explain the standards on which entitlement to a benefit is based, the unresolved issues that prevent a decision on the Disability Claim, and the additional information needed to resolve those issues, and the claimant shall be afforded at least 45 days within which to provide the specified information.
(d)    Information Provided Upon Denial of Claim (Including Disability Claims)
    Written notice of the decision on each claim (including any Disability Claim) shall be furnished reasonably promptly to the claimant. If the claim is wholly or partially denied, such written notice shall set forth (i) the specific reason or reasons for the denial, (ii) reference to the specific Plan provisions on which the denial is based, (iii) a description of any additional material or information necessary for the claimant to perfect the claim and an explanation of why such material or information is necessary, (iv) a description of the Plan’s review procedures and the time limits applicable to such procedures, including a statement of the claimant’s right to bring a civil action under Section 502(a) of ERISA, as amended, following the denial of a claim on review, (v) in the case of a denial of a Disability Claim, if an internal rule, guideline, protocol, or other criterion was relied upon in making the adverse determination, either the specific rule, guideline, protocol, or other similar criterion or a
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statement that such a rule, guideline, protocol, or other similar criterion was relied upon in denying the claim and that a copy of such rule, guideline, protocol, or other criterion will be provided free of charge to the claimant upon request.
(e)    Review of Denial of Non-Disability Claim
    Except as provided in Section 7.02(f) below, a claimant may request a review by the Claims Reviewer of a decision denying a claim in writing within 60 days following receipt of the denial. All such reviews shall be decided in writing by the Claims Reviewer within 60 days after receipt of the request for review. If the Claims Reviewer determines that an extension of time for processing the review is required, the Claims Reviewer may extend the date by which a decision is required to 120 days after the request for review is submitted provided that the Claims Reviewer provides written notice of the extension to the claimant prior to the termination of the initial 60-day period, including the special circumstances requiring an extension of time and the date by which the Claims Reviewer expects to render a decision.
(f)    Review of Denial of Disability Claim
    A claimant may request a review by the person designated by the Company as responsible for reviews of denied Disability Claims, which such person shall be neither the Claims Reviewer nor a person subordinate to the Claims Reviewer (the “Disability Appeals Reviewer”) of a decision denying a Disability Claim in writing within 180 days following receipt of the denial. All such reviews shall be decided in writing by the Disability Appeals Reviewer within 45 days after receipt of the request for review. If the Disability Appeals Reviewer determines that an extension of time for processing the review is required, the Disability Appeals Reviewer may extend the date by which a decision is required to 90 days after the request for review is submitted provided that the Disability Appeals Reviewer provides written notice of the extension to the claimant prior to the termination of the initial 45-day period, including the special circumstances requiring an extension of time and the date by which the Disability Appeals Reviewer expects to render a decision. If the Disability Appeals Reviewer cannot reach a decision about a claimant’s request for review because the claimant has not submitted information requested by the Disability Appeals Reviewer, the 45-day period (or 45-day extension if applicable) shall be tolled until the date on which the claimant responds to the request for additional information. The Disability Appeals Reviewer may delegate its duty to review denied Disability Claims hereunder provided that the person or entity to whom such duty is delegated shall not be the Claims Reviewer or a subordinate of the Claims Reviewer. Any review of a denied Disability Claim hereunder shall be without deference to the Claims Reviewer’s denial of the Disability Claim.
(g)    Review Procedures for All Claims
    In connection with a review of a denied claim for benefits (including a Disability Claim), a claimant shall (i) have the opportunity to submit written comments, documents, records, and other information relating to the claim for benefits, and (ii) be provided, upon request and free of
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charge, reasonable access to, and copies of all documents, records, and other information relevant to the claimant’s claim for benefits. The review of a denied claim shall take into account all comments, documents, records, and other information submitted by the claimant related to the claim, without regard to whether such information was submitted or considered in the initial review of the claim. If a claim is denied upon review, the written notice of the denial shall specify (i) the specific reason or reasons for the denial, (ii) reference to the specific Plan provisions upon which the denial is based, and (iii) a statement that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the claimant’s claim for benefits.
(h)    Additional Review Procedures for Disability Claims

    If the denial of a Disability Claim upon review is based in whole or in part on a medical judgment the Disability Appeals Reviewer or its delegate shall consult with a health care professional who has appropriate training and experience in the field of medicine involved in the medical judgment. Such professional shall be an individual who is neither an individual who was consulted in connection with the initial denial of the Disability Claim nor the subordinate of any such individual. The Disability Appeals Reviewer or its delegate shall provide for the identification of medical or vocational experts whose advice was obtained on behalf of the Plan in connection with a denied Disability Claim without regard as to whether the advice was relied upon in making the benefit determination. If an internal rule, guideline or protocol, or other similar criterion was relied upon in denying a Disability Claim upon review, the notice denying such claim upon review shall set forth either the specific rule, guideline, protocol, or other similar criterion, or a statement that such rule, guideline, protocol, or other criterion was relied upon in denying the claim and that a copy of the rule, guideline, protocol, or other similar criterion will be provided free of charge to the claimant upon request. Any notice denying a Disability Claim upon review shall contain the following statement: “You and your plan may have other voluntary alternative dispute resolution options, such as mediation. One way to find out what may be available is to contact your local U.S. Department of Labor Office and your State insurance regulatory agency.”

(i)    Authorized Representative

    The claimant may have an authorized representative to act on the claimant’s behalf in pursuing a benefit claim or appeal of the denial of the benefit. In order for a representative to be recognized as acting on behalf of the claimant, the claimant must provide in writing to the Administrator the name, address and phone number of his authorized representative and a statement that the representative is authorized to act in his behalf concerning his claim for benefit, and if applicable, an appeal of the denial of the benefit.

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SECTION VIII - AMENDMENT AND TERMINATION

8.01    Amendment of the Plan

    Except as provided in Section X, the Board or the Committee may amend the Plan, in whole or in part, at any time; however, no such amendment may decrease the amount of benefit currently accrued in Participants’ Accounts.

    Except as provided in Section X, the Administrator shall have the authority to adopt amendments to the Plan, in whole or in part, at any time, necessary for the implementation and/or administration of the Plan, which will not result in a material change to the Plan. Moreover, no such amendment by the Administrator may increase or decrease the amount of benefit currently accrued in Participants’ Accounts.

8.02    Plan Freeze

    The Committee may freeze the Plan at any time. Upon a Plan freeze pursuant to this Section 8.02, no further deferrals of Salary, Awards, Payments under the LTIP or the Executive Officers’ LTIP or Omnibus Plan Stock Awards under the Omnibus Plan shall be permitted.

8.03    Premature Income Inclusion

    In the event the Administrator determines that amounts deferred under the Plan are includable in income pursuant to Section 409A of the Code, distributions shall be made to Participants, as determined by the Administrator up to an amount not to exceed the amount included in the Participant’s income under Section 409A of the Code. The determination of the Administrator under this Section 8.03 shall be binding and conclusive.

8.04    Termination

Except as provided in Section X, the Committee may, in its discretion, terminate the Plan under any one of the following circumstances:

(a)    At any time, provided that all nonqualified deferred compensation arrangements sponsored by the Company and any company required to be aggregated with the Company under Section 414(b) and (c) of the Code that are treated, together with the Plan, as one arrangement under Section 409A of the Code, provided that (i) the termination does not occur proximate to a downturn in the financial health of the Company, (ii) no payments other than payments that would be payable under the terms of the Plan and such other arrangements if the termination had not occurred are made within 12 months of the termination of the Plan and such other arrangements, (ii) all such payments are made within 24 months of the termination of the Plan and such other arrangements, (iii) neither the Company nor any company required to be aggregated with the Company under Section 414(b) or (c) of the Code adopts a new arrangement that would, with the Plan or any such other terminated arrangement, be treated as a single arrangement under Section 409A of the Code, at any time within three years following the date of termination of the Plan and such other arrangements.
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(b)    At any time during the period beginning 30 days preceding and ending 12 months following a change in control event (as that term is defined in Treasury Regulation Section 1.409A-3(i)(5) (or any successor regulation)), provided that (i) all substantially similar arrangements sponsored by the Company and any company required to be aggregated with the Company under Sections 414(b) or (c) of the Code are terminated and (ii) all participants under the Plan and such other arrangements are required to receive all amounts of compensation deferred under the Plan and such other arrangements within 12 months of the date of termination of the Plan and such other arrangements.

(c)    At any time within 12 months of a dissolution of the Company taxed under Section 331 of the Code, or with the approval of a bankruptcy court pursuant to 11 U.S.C. Section 503(b)(1)(A), provided that the amounts deferred under the Plan are included in Participants’ gross incomes in the latest of (i) the calendar year in which the termination occurs, (ii) the first calendar year in which the payment is administratively practicable, or (iii) the first calendar year in which such amounts are vested, or, if earlier, the calendar year in which the amounts are constructively received.

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SECTION IX - MISCELLANEOUS

9.01    Successors of the Company

    The rights and obligations of the Company under the Plan shall inure to the benefit of, and shall be binding upon, the successors and assigns of the Company.

9.02    ERISA Plan

    The Plan is intended to be an unfunded plan maintained primarily to provide deferred compensation benefits for “a select group of management or highly compensated employees” within the meaning of Sections 201, 301 and 401 of ERISA and therefore to be exempt from Parts 2, 3 and 4 of Title I of ERISA.

9.03    Trust

    The Company shall be responsible for the payment of all benefits under the Plan. Except as otherwise required by Section X, the Company, at its discretion, may establish one or more grantor trusts for the purpose of providing for payment of benefits under the Plan. Such trust(s) may be irrevocable, but the assets thereof shall be subject to the claims of the Company’s creditors. Benefits paid to the Participant from any such trust shall be considered paid by the Company for purposes of meeting the obligations of the Company under the Plan.

9.04    Employment Not Guaranteed

    Nothing contained in the Plan nor any action taken hereunder shall be construed as a contract of employment or as giving any Participant any right to continued employment with the Corporation.

9.05    Gender, Singular and Plural

    All pronouns and variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person(s) requires. As the context may require, the singular may be read as the plural and the plural as the singular.

9.06    Headings

    The headings of the Sections, subsections and paragraphs of the Plan are for convenience only and shall not control or affect the meaning or construction of any of its provisions.

9.07    Validity

    If any provision of the Plan is held invalid, void or unenforceable, the same shall not affect, in any respect, the validity of any other provision(s) of the Plan.

9.08    Waiver of Breach

    The waiver by the Company of any breach of any provision of the Plan by a Participant or Beneficiary shall not operate or be construed as a waiver of any subsequent breach.

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9.09    Applicable Law

    Where applicable, the Plan is intended to conform and be governed by ERISA. In any case where ERISA does not apply, the Plan shall be governed and construed in accordance with the laws of the Commonwealth of Pennsylvania.

9.10    Notice

    Any notice required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and either hand-delivered, or sent by first class mail to the principal office of the Company at One PPG Place, Pittsburgh, PA 15272, directed to the attention of the Administrator. Such notice shall be deemed given as of the date of delivery.

9.11    409A Compliance

    The plan is intended to comply with the requirements applicable to nonqualified deferred compensation plans under Section 409A of the Code. Notwithstanding any other provision of this plan, the Plan shall be interpreted and administered in accordance with the requirements of Section 409A of the Code.

9.12     Adjustments Upon Changes in Capitalization

    In the event of any change in the number of outstanding shares of the Company’s voting common stock by reason of any stock dividend, stock split or similar change, a corresponding change shall be made in the number Stock Account Shares held in each Participant’s Account. In the event of any change in the outstanding shares of the Company’s voting common stock, or in the number thereof, by reason of any merger, consolidation, combination, sale of assets, exchange of shares, recapitalization, reorganization, spin-off or similar change, the Board of Directors or the Committee may make such changes in the Stock Account Shares held in each Participant’s Account as the Board or the Committee may deem to be equitable. No such change, without the consent of a Participant, may adversely affect the rights of such Participant with respect to Stock Account Shares held immediately prior to any such change, and any such change shall be final, conclusive and binding on all persons, including the Company and the Participants.

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SECTION X - CHANGE IN CONTROL

10.01    Payments to a Trustee

    Upon, or in reasonable anticipation of, a Change in Control, as defined in Section 10.02 below, the senior human resources officer and the senior finance officer, or either of them or their successor, shall cause an amount, as they deem appropriate, to be paid to a rabbi trust on such terms as they shall deem appropriate. Such amount shall be paid in cash and shall be sufficient, at a minimum, to equal to all deferred amounts credited to the Investment Accounts, and the PPG Stock Account. Amounts in the PPG Stock Account shall be converted to cash on the basis of the fair market value of PPG Stock on the date of the occurrence of the Change in Control, or, if higher, within 30 days of such date. Amounts in the Investment Accounts shall be converted to cash on the basis of the fair market value of the appropriate Investment Account on the date of the occurrence of the Change in Control, or, if higher, within 30 days of such date.

10.02    Definition: Change in Control

For purposes of this Section X, “Change in Control” means, and shall be deemed to have occurred upon the occurrence of, any one of the following events:
(a)    The acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of either (i) the then issued and outstanding shares of the Company’s voting common stock (“Outstanding Common Stock”) or (ii) the combined voting power of all outstanding voting securities of the Company entitled to vote generally in the election of directors to the Board of Directors of the Company (“Outstanding Voting Securities”); provided that, for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (i) any acquisition directly from the Company; (ii) any acquisition by the Company; (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (iv) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of paragraph (c) of this Section 10.02.
(b)    Individuals who, as of February 16, 2006 (the “Reference Date”), constitute the Board of Directors of the Company (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Reference Date whose election, or nomination for election by the Company’s shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board; or
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(c)    Approval by the shareholders of the Company of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), in each case, unless, following such Business Combination:
(i)    All or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Common Stock and Outstanding Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Common Stock and Outstanding Voting Securities, as the case may be;
(ii)    No Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 20% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination; and
(iii)    At least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action taken by the Incumbent Board approving such Business Combination; or
(d)    Approval by the shareholders of the Company of a complete liquidation or dissolution of the Company; or
    (e)    A majority of the Incumbent Board otherwise determines that a Change in Control shall have occurred.

10.03    Plan Provisions

    Following a Change in Control, the Plan may not be amended and may not be terminated. Upon a Change in Control, in accordance with Section 10.01, the Plan Document then in existence (“Controlling Plan”) shall be provided to the Trustee. The Controlling Plan shall govern all amounts transferred and remain in effect until the Trustee has paid all such amounts to Participants and/or Beneficiaries.

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SECTION XI – TREATMENT OF FORMER AUTOMOTIVE
GLASS & SERVICES BUSINESS PARTICIPANTS

11.01    Sale of AG&S Business

    Upon the closing date (the “Closing Date”) of the Company’s sale (the “Sale”) of its Automotive Glass & Services business (the “AG&S Business”), each Participant who is employed in the AG&S Business and who is hired by the purchaser (the “Purchaser”) of the AG&S Business (each, an “Affected AG&S Business Participant”) will terminate employment with the Company. The purpose of this Section XI is to set forth the impact of the Sale and such termination of employment upon such Affected AG&S Business Participants under the Plan.

11.02    Eligibility

    On and after the Closing Date, each Affected AG&S Business Participant shall cease to be eligible to make deferrals under the Plan or to receive Savings Plan Restoration Contributions or Defined Contribution Retirement Plan Restoration Contributions (except to the extent of any Savings Plan Restoration Contributions or Defined Contribution Retirement Plan Restoration Contributions made after the Closing Date with respect to compensation earned prior to the Closing Date).

11.03    Pre-January 1, 2005 Deferrals and Restoration Contributions

    Notwithstanding the provisions of the Preamble, this Plan shall apply to all deferrals by or for Affected AG&S Business Participants, including all deferrals by or for Affected AG&S Business Participants before January 1, 2005. Accordingly, this Plan shall apply to the entire Account of each Affected AG&S Business Participant.

11.04    Separation from Service

    Notwithstanding the termination of employment of each Affected AG&S Business Participant with the Company pursuant to the Sale, and pursuant to Treasury Regulation Section 1.409A-1(h)(4), an Affected AG&S Business Participant shall not be treated as having incurred a Separation from Service under the terms of this Plan until such Affected AG&S Business Participant shall terminate employment with the Purchaser and each entity that is required to be aggregated with the Purchaser under Sections 414(b), (c), (m) or (o) and 409A of the Code.

11.05    New Payment Elections

    On or before such date as the Administrator may determine (which such date shall be no later than December 31, 2008), an Affected AG&S Business Participant may, in accordance with Section 3.01(B)(1)(.02) of Internal Revenue Service Notice 2007-86 and procedures established by the Administrator for such purpose:

(a)    make an election to receive payment of his or her entire Account on January 1, 2009; or

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(b)    make new retirement payment elections with respect to such Affected AG&S Business Participant’s entire Account pursuant to Section 5.02.
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